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Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated October 24, 2003 (except for Note 6 and Note 8, as to which the date is November 19, 2003), accompanying the consolidated financial statements and schedules of Spescom Software Inc. (formerly Altris Software Inc.) appearing in the Annual Report on Form 10-K as of September 30, 2004.    We consent to the use of the aforementioned report in the Post Effective Amendment No. 1 to the Registration Statement on Form S-2, and to the use of our name as it appears under the caption "Experts".

GRANT THORNTON LLP

Irvine, California
December 13, 2004

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS